Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2012 first quarter conference call.  My name is Mike Hays, the Company’s CEO.  Joining me on the call today are Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.  Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin.  And again, welcome everyone.

As we touched upon during our last earnings call, the statement “Empowering customer-centric healthcare across the continuum” sets forth a vastly expanded strategy for NRC.  I’m excited to continue that discussion with you today and highlight what that means for the company.

Before we dive into that strategic topic, let me have Kevin review our first quarter financial performance.

Kevin

Thank you, Mike.

Revenue for the first quarter was $22.4 million, an increase of 13% over the first quarter of 2011.  Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth in our existing client base.

Contract value at the end of the first quarter 2012 increased by 11% over the first quarter 2011, resulting in total contract value of $85.2 million as of March 31, 2012.  As a result of our focus over the past several years of establishing renewable, recurring service arrangements with our clients, over 98% of our current total contract value is comprised of annual recurring revenue agreements.

We also ended the quarter with subscription-based agreements representing 75% of contract value, compared to 57% of contract value at the end of the first quarter of 2011.  Subscription agreements generated 68% of the total revenue for the first quarter 2012, compared to 49% of total revenue in the first quarter of 2011.  Based on our first quarter results, we continue to project organic revenue growth for the full year 2012 in the 15-20% range.

Direct expenses increased to $8.9 million for the first quarter 2012, compared to $6.8 million for the same period in 2011.  The increase is the result of increased variable costs related to revenue growth, as well as a change in timing of expenses which increased first quarter direct expenses on a comparable basis to 2011.  Direct expenses also increased from additional investments in technology, research and service resources that support our strategy of empowering customer-centric healthcare across the continuum.  As a result, direct expenses as a percent of revenue are expected to be at an average of 39-40% for the full year 2012, representing an increase of 1-2% compared to 2011.

Offsetting this increase, SG&A expenses as a percent of revenue are expected to decrease from 2011 to an average of 28-29% for the full year 2012.

SG&A expenses in the first quarter of 2012 were 27% of revenue, compared to 31% of revenue in first quarter 2011.  This decrease is due to the Wausau location closing costs incurred in 2011, as well as increased leverage of general and administrative expenses in the first quarter of 2012.  At the same time, we continued to invest in business development resources, building our sales force to 71 associates at the end of the first quarter.

Depreciation and amortization expense remained consistent at $1.2 million for the first quarters of both 2012 and 2011.  Depreciation and amortization expense is expected to remain in the 6% of revenue range for the full year of 2012.

First quarter income tax expense increased from $2.0 million in 2011, to $2.1 million in 2012.  The effective tax rate for the three months ended March 31, 2012, is lower than the same period in 2011, primarily due to the recording of federal tax credits of $111,000, as well as a reduction in Canadian statutory annualized tax rates.

Net income for the first quarter of 2012 increased by 11% to $3.8 million compared to $3.5 million in 2011.  Diluted earnings per share for the first quarter increased by 10% to $0.56, compared to $0.51 for the same period last year.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

Thinking now about where the company is headed, let’s start with where we are.

As you are well aware, we know patients and what is most important to them regarding their care experience.  Our heritage is all about patient-centered care; in fact, we coined the word.  Today, however, a deeper understanding of the patient is critical and we are addressing that need by evolving our strategy.  At its core, our expanded strategy is all about understanding patients as customers, meaning when they are outside of the physical service setting in which they receive care.  This rich understanding of the healthcare customer in their everyday life, including health risks, preferences and behaviors, is now among the required perspectives for our clients given the new realities of healthcare reimbursement.

The other aspect of this strategy is the fact our expanded offerings will provide insights across the entire healthcare continuum providing our clients an integrated view of their customers as they transition in and out and between the multiple service settings typically required, even for a single episode of care.  As well, a cumulative profile of the customer over time will provide insights, never before available, across multiple episodes of care for an individual.

In a nutshell, customer-centric healthcare across the continuum is a longitudinal lifetime profile of the customer; a profile ever-expanding and robust, reflective not only of the individual while receiving care in any care setting, but also the person’s interaction with the broader definition of health in their everyday life.

So the big question is, “Why are healthcare providers scrambling to gain greater understanding of their customers?”

For most of us, the actual time spent in a traditional care setting, whether it be a doctor’s office, emergency room, outpatient, hospital, or home care, represents far less than 1% of one’s life.  However, the balance, or 99%, of one’s time is not void of health-related interactions, decisions and behaviors.

In fact “health” is a daily reality for all of us and, more often than not, our activities of daily living dictate what healthcare services we consume and our decision-making process as to which provider we select.

Under the new reimbursement models, providers will increasingly be at risk for the health of their customers, which completely shifts the healthcare revenue model from volume to value.  Keeping customers out of the hospital and, when and if care is needed, ensuring that they decide on the least costly care setting with the best outcome will be the name of the game.

Given this dramatic shift in reimbursement, it will simply become impossible for any provider to manage the risk or influence decisions if all they know about their customers is limited to less than 1% of the time that person is a “patient”.

The importance of the customer is not new to any other industry, except healthcare.  Most organizations have benefited from a complete and robust understanding of their customer for decades.  As this need is embraced by the healthcare industry, the resulting information spend will be enormous.  Just take Consumer Package Goods, for example, which spends over $5 billion annually on understanding the customer and is a far smaller industry segment than is healthcare.

This customer-centric information space is just emerging in healthcare, however, signs suggest a rapid adoption.  In addition to reimbursement, another driver of rapid adoption is the sheer volume of publicly available information, not the least of which is performance information that, for the first time, quantifies the reality that not every provider is high quality.  It has come as a surprise to most consumers that their decision as to which provider they select, will determine the quality of their care outcome.

This available performance information has intersected with the increasing portion of the cost of care being paid directly by the customer.  And, as anyone can predict, an informed customer results in a far more engaged customer when it comes to spending their own money.  The customer is now the decision-maker for the largest sector of the economy, a powerful role that providers have never had to deal with to the degree they must today.

I believe the company is well-positioned to capitalize on the movement.

We have, over the past few years, expanded our market presence beyond the hospital to across the provider continuum and today, through acquisition and organic growth, we hold dominant market share in the important post-acute care service settings of short stay, home care, skilled-nursing and hospice.

Today, we serve over 15,000 client organizations to which we have ready access to propose this vastly expanded offering.

And, most important, we have the credentials to own this space.  Our Picker Institute heritage is all about understanding the most important aspects of the patient experience.  Following that patient home and tracking their health risks, behaviors and preferences is a natural extension of our core competencies.

In closing, the space we are defining and taking ownership of is clearly in our sweet spot, is very large and contains many opportunities to monetize.  I look forward to updating you on this journey on each of our upcoming earnings calls.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today.   We look forward to reporting our progress next quarter.

10